Northwest Commercial Lending
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                                       People's Bank
                                       255 Bank Street
                                       Waterbury, Connecticut 06702-2219
                                       203-591-2620 Fax: 203-591-2624

[PEOPLE'S BANK LOGO]

October 26, 1995

Mr. John N. Giamalis
Vice President and Chief Financial Officer
Colonial Data Technologies Corp.
80 Pickett District Road
New Milford, CT  06776

RE: Loan and Security Agreement Covenant Waiver

Dear Mr. Giamalis:

This letter is to inform you that People's Bank has approved your request to amend Paragraph 7(c) of the above referenced Loan and Security Agreement until March 31, 1996, with limitations as follows:

Debtor shall not............

      (c) Declare or pay any dividends or make any other distributions on any shares of its capital stock (other than dividends payable solely in such shares), or purchase, redeem, retire or otherwise acquire, directly or indirectly, any such shares;

Shall be amended to:

      (c) Declare or pay any dividends or make any other distributions on any shares of its capital stock (other than dividends payable solely in such shares), or purchase, redeem, retire or otherwise acquire, directly or indirectly, more than 500,000 shares of its common stock for a price not greater than $10,000,000.

The agreements set forth herein are limited as written and shall not be deemed to be a waiver of, or consent to, the modification of or deviation from any other term or condition of the Loan and Security Agreement or any other Loan Document. This agreement shall not be deemed to be a waiver of any of the rights and remedies of People's Bank in connection with the Loan and Security Agreement or other Loan Documents.

Very truly yours,

PEOPLE'S BANK

by: /s/ Richard M. Harmonay, Jr.
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Richard M. Harmonay, Jr.
Assistant Vice President